UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 24, 2011 (May 20, 2011)

COMMITTED CAPITAL ACQUISITION CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-52651	14-1961545
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

712 Fifth Avenue 22nd Floor, New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  212-277-5301

Plastron Acquisition Corp. II
________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 20, 2011, the Board of Directors of Committed Capital Acquisition Corporation (formerly known as Plastron Acquisition Corp. II) (the “Company”) appointed Jason Eiswerth as a director of the Board.

There is no arrangement or understanding between Mr. Eiswerth and any other persons pursuant to which Mr. Eiswerth was selected as a director, and there are no related party transactions involving Mr. Eiswerth that are reportable under Item 404(a) of Regulation S-K.

There are no material plans, contracts or arrangements to which Mr. Eiswerth is a party or in which he participates, nor has there been any material amendment to any plan, contract or arrangement by virtue of Mr. Eiswerth’s appointment.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 20, 2011, the Company filed a certificate of amendment to its Certificate of Incorporation (“Certificate of Amendment”) with the State of Delaware to (i) change its name to “Committed Capital Acquisition Corporation”; and (ii) effect a 4.21875-for-1 forward split of its outstanding common stock (the “Forward Split”), resulting in total 6,750,000 shares issued and outstanding upon the effectiveness of the Forward Split. All fractional shares resulting from the Forward Split were rounded up to the next whole share. The number of authorized shares of common stock was unaffected by the Forward Split. The Forward Split and name change went effective on May 20, 2011. The Certificate of Amendment was approved by the Board and the holders of all the outstanding shares of common stock. A copy of the Certificate of Amendment is attached hereto as Exhibit 3.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

3. 1	Certificate of Amendment to Certificate of Incorporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Committed Capital Acquisition Corporation

May 24, 2011	By:	/s/ Michael Rapp
Name: Michael Rapp
Title: President and Chairman